UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2022

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Illinois Street, Suite 500 San Francisco, California	94158
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 906-4324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 28, 2022, Vir Biotechnology, Inc. (the “Company”) entered into an Other Transaction Authority Agreement (the “BARDA Agreement”) with the Biomedical Advanced Research and Development Authority (“BARDA”), part of the U.S. Department of Health and Human Services’ Administration for Strategic Preparedness and Response, to help advance the Company’s development of a full portfolio of innovative solutions to address influenza and potentially other infectious disease threats. The BARDA Agreement provides for potential total investments by BARDA of up to $1 billion. BARDA will invest approximately $55 million initially over a base period, commencing in September 2022, and extending through January 2026, for the ongoing and rapid development of VIR-2482, an investigational prophylactic monoclonal antibody designed with the aim to protect against seasonal and pandemic influenza. The development of VIR-2482 under the BARDA Agreement will include a Phase 2 pre-exposure prophylaxis trial expected to begin in the second half of 2022 with initial data anticipated in mid-2023. The balance of the award is subject to BARDA exercising up to 12 options in further support of the development of pre-exposure prophylactic antibodies including and beyond VIR-2482 for the prevention of influenza illness or possibly supporting medical countermeasures for other pathogens of pandemic potential. The BARDA Agreement has an initial term that commences on September 30, 2022, and extends through January 31, 2026, which may be extended by mutual written agreement of the Company and BARDA if certain conditions are met or if BARDA exercises any of its options, as described above, and is terminable by BARDA at any time under specified circumstances, including for convenience. This program has been funded in whole or in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under OT number: 75A50122C00081.

On October 4, 2022, the Company issued a press release announcing that it had been awarded the BARDA Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K (this “Form 8-K”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this Form 8-K. Forward-looking statements contained in this Form 8-K include, but are not limited to, statements regarding the Company’s strategy and plans, the potential benefits of VIR-2482 to protect against seasonal and pandemic influenza, the timing and design for VIR-2482’s Phase 2 clinical trial, including anticipated timing of data readouts, statements regarding the Company’s scientific and executional expertise and the Company’s expectations related to the potential success of its current and future clinical development programs for influenza as well as other infectious diseases with future pandemic potential. Many factors may cause differences between current expectations and actual results, including uncertainty as to whether the anticipated benefits of the BARDA collaboration can be achieved; unexpected safety or efficacy data or results observed during clinical trials or in data readouts; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by the Company’s competitors; changes in expected or existing competition; delays in or disruptions to the Company’s business or clinical trials due to the COVID-19 pandemic; geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this Form 8-K are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, the Company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 4, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

Date: October 4, 2022	By:	/s/ Howard Horn
Howard Horn Executive Vice President, Chief Financial Officer and Secretary